Exhibit 99.1

BeiGene Announces Closing of Its RMB22.2 Billion (US$3.5 Billion) Initial Public Offering on the STAR Market of the Shanghai Stock Exchange in China

RMB Shares begin trading on the STAR Market under the stock code “688235”, making BeiGene the first triple-listed biotech company on NASDAQ, Hong Kong Stock Exchange, and STAR Market

Cambridge, Mass. and Beijing, China, December 15, 2021 - BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that it has completed its previously announced initial public offering (STAR Offering) on the Science and Technology Innovation Board (STAR Market) of the Shanghai Stock Exchange (SSE). The shares offered in the STAR Offering were issued to and subscribed for by permitted investors in the People’s Republic of China (PRC) in Renminbi (RMB Shares). The RMB Shares began trading on the STAR Market under the stock code “688235” on December 15, 2021, China time, making BeiGene the first triple-listed biotechnology company on NASDAQ, the Hong Kong Stock Exchange (HKEx), and the STAR Market.

The total number of shares offered in the STAR Offering is 115,055,260 ordinary shares, par value $0.0001 per share, which represents 8.62% of BeiGene’s total outstanding ordinary shares as of October 31, 2021, after giving effect to the shares offered. The public offering price of the RMB Shares is RMB192.60 per ordinary share, which equates to HK$234.89 per ordinary share and US$391.68 per American Depositary Share (ADS), based on an assumed exchange rate of RMB0.81996 to HK$1.00 and RMB6.3924 to US$1.00. Each ADS represents 13 ordinary shares.

The gross proceeds to BeiGene from the STAR Offering, before deducting underwriting commissions and other estimated offering expenses, are approximately RMB22.2 billion, or approximately US$3.5 billion, based on an assumed exchange rate of RMB6.3924 to US$1.00.

China International Capital Corporation Limited and Goldman Sachs Gao Hua Securities Company Limited acted as joint sponsors and joint bookrunners for the STAR Offering. J.P. Morgan Securities (China) Company Limited, CITIC Securities Co., Ltd. and Guotai Junan Securities Co., Ltd. acted as joint bookrunners for the STAR Offering.

BeiGene has granted China International Capital Corporation Limited a 30-day overallotment option for up to 17,258,000 additional RMB Shares. If the over-allotment option is fully exercised, the total number of shares offered in the STAR Offering will be 132,313,260 Shares, which represents 9.79% of BeiGene’s total outstanding ordinary shares as of October 31, 2021, after giving effect to the shares offered.

BeiGene expects to use the net proceeds from the STAR Offering to fund its research and clinical development, construction of its research and development centers and a manufacturing plant in China, sales and marketing force expansion in China, and for working capital and general corporate purposes.

In accordance with applicable PRC laws and regulations, the STAR Offering is conducted solely within the PRC and only to permitted investors who are eligible to participate in the STAR Offering in accordance with applicable PRC securities laws and regulations, and rules promulgated by the SSE and the China Securities Regulatory Commission (CSRC). The STAR Offering is conducted pursuant to a prospectus and other offering materials prepared by BeiGene in Chinese language and as approved by and registered with the SSE and the CSRC, which are only permitted to be used within the PRC. No part of the STAR Offering is intended to involve a public offering or sale of the RMB Shares into or in the United States or any other jurisdiction outside of the PRC. In addition, although the RMB Shares are of the same class and have the same rights as the Company’s existing ordinary shares listed on the HKEx, the RMB Shares will not be fungible with the ordinary shares listed on the HKEx or the Company’s ADSs representing its ordinary shares listed on the NASDAQ Global Select Market (NASDAQ), and in no event will any RMB Shares be able to be converted into ordinary shares listed on the HKEx or ADSs listed on NASDAQ, or vice versa.

An automatically effective shelf registration statement on Form S-3 was filed with the Securities and Exchange Commission (SEC) on May 11, 2020. A prospectus supplement relating to and describing the key terms of the STAR Offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. The purpose of the prospectus supplement is to register all RMB Shares offered in the STAR Offering under the Securities Act of 1933, as amended (Securities Act) to ensure that the offer and sale of the RMB Shares, if any, to permitted investors who are U.S. persons (as defined in Regulation S under the Securities Act) in transactions outside the United States will not violate the registration requirements under Section 5 of the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to, and in accordance with, Rule 134 under the Securities Act.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including BeiGene’s current intentions, expectations or beliefs regarding the STAR Offering, including its expectations regarding the overallotment option and use of proceeds. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by BeiGene is contained or incorporated by reference in the prospectus supplement related to the STAR Offering filed with the SEC. Forward-looking statements include all statements that are not historical facts. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. BeiGene does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

BeiGene Investor	BeiGene Media
Gabrielle Zhou	Emily Collins
+86 10-5895-8058 or +1 857-302-5189	+1 201-201-4570
ir@beigene.com	media@beigene.com